Exhibit 10.1

FOMO CORP.

SERIES A PREFERRED TERM SHEET

This term sheet is confidential, and none of its provisions or terms shall be disclosed to anyone other than an officer or director of FOMO CORP. or its agent, adviser or legal counsel, unless required by law without the prior written consent of the parties. Except for the confidentiality provision, this letter is non-binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations. Such agreements will contain customary representations, warranties, and indemnifications. The material terms of the offering are set forth below:

Issuer: FOMO CORP. (and together with its subsidiaries and affiliates, the “Company” or “FOMO” p/k/a “2050 Motors, Inc.”)

Investor: A Qualified Investor is being sought subject to approval by the Company (the “Investor”).

Amount: up to $250,000.00

Securities: Series A Preferred Stock convertible 1-50 into Common Stock and voting on an as converted basis (the “Offering”), as set forth in the Securities Purchase Agreement (the “Securities Purchase Agreement”).

Closing Date: The date of execution of the Securities Purchase Agreement and related Transaction Documents set forth therein.

Dividend: $0.0035 per Series A Preferred Share (paid from time to time at the direction of the Board of Directors in cash or in kind; such dividends shall accrue cumulatively irrespective of any payments authorized/effected by the Board of Directors and the Company).

Maturity Date: Not Applicable

Redemption Rights: None.

Issue Price: The Investor shall purchase the Series A Preferred Stock at $0.10 per share, which is equivalent to $0.002 per share on an as converted basis into common stock.

Warrants: Investor shall receive 100% warrant coverage (12,500,000 warrants) with a three-year maturity, $0.003 strike price, and a cashless exercise or a cash exercise subject to the underlying shares being registered with the SEC.

Optional Conversion: At the option of the Investors, the Series A Preferred Shares may be convertible into shares of the Company’s common stock (“Conversion Shares”) at any time. FOMO will irrevocably pledge xxx million common shares to buyer with its transfer agent.

Mandatory Conversion: None.

Lock-Up Condition: All officers and major shareholders with greater than 5% of the Company shall be prevented from selling any shares commencing on the initial closing date and ending 6 months after the final closing of the Offering, with any such sales subject to Rule 144.

Anti-Dilution Protection: At the class Leader’s election, the class may exercise one of the below:

(i)	Weighted Average Ratchet: If the Company consummates an equity or equity-linked private financing (each, a “Subsequent Financing”) at any time so long as the Series A Preferred Shares are issued and outstanding, the Conversion Price of the Series A Preferred Shares will be adjusted to reflect any pricing lower than the conversion price of this Offering.

(ii)	Most Favored Nations: If the Company consummates an equity or equity-linked private financing (each, a “Subsequent Financing”) at any time subsequent to the closing of this Offering, the Investors may exchange any outstanding Series A Preferred Shares, on a $1 for $1 basis based upon the principal amount of the Series A Preferred Shares being exchanged plus any accrued and unpaid dividends, for the securities in the Subsequent Financing. The Company shall notify the Investors of such Subsequent Financing and the Investor shall have five (5) business days to elect to exchange the Series A Preferred Shares into the terms of the Subsequent Equity Financing.

(iii)	Right of First Refusal: In the event the Company proposes to offer equity or equity-like securities to any person (other than an underwritten public offering), the Investors shall have the right to purchase their pro rata portion of such shares.

Change of Control: Not applicable.

Use of Proceeds: General corporate purposes including growth of operations and working capital. No convertible debt will be retired with use of funds.

Transfer Restriction: The Preferred Stock may not be sold, pledged, or otherwise transferred by the Investors without the prior written consent of the Company, which will not be unreasonably withheld.

Expenses: The Company will bear all of the expenses in connection with this transaction, including but not limited to the reasonable legal (not to exceed $3,000 in total including other participating investors), due diligence and documentation expenses of the Investors.

Due Diligence: The completion of the transaction described in this agreement shall be subject to the Lead Investor’s satisfaction with the results of its due diligence investigation in its sole discretion.

Expiration: This term sheet will expire if not executed by all parties on or before February 10, 2021.

Security Interest: Not applicable.

Information Rights: The Company will deliver to the Investors annual audited and quarterly unaudited financial statements, annual budgets and other information reasonably requested by such investors within 60 days of the first closing of this Offering.

Confidentiality: The parties hereto (including their directors, partners, officers, employees and agents) agree to retain in confidentially information contained herein and any information transmitted between the parties pursuant to it, and further agree that they will not use for their own benefit and will not use or disclose to any third party of, any information obtained from or revealed by the Company.

Severability: If any provision of this term sheet is invalid or unenforceable for any reason, such provision will be construed to have been adjusted to the minimum extent necessary to cure such invalidity or unenforceability. The invalidity or unenforceability of one or more of the provisions contained herein will not have the effect of rendering any other provisions of this term sheet invalid or unenforceable whatsoever.

Governing Law: The definitive transaction documents will be governed by the laws of the state of California, without regard to the principles of conflict of laws thereof.

If this term sheet correctly expresses our mutual intentions, please execute and return to the undersigned.

By:
Name:

ACCEPTED AND AGREED TO: as of _______________, 2021

[INVESTOR]

By:
Name:
Title:

FOMO CORP.

By:
Name:	Vikram Grover
Title:	Chief Executive Officer